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21.   SUBSIDIARIES OF THE REGISTRANT

      1.    Westbank - Massachusetts

            a.    Lorac Leasing Corp. - Massachusetts

            b.    P W B & T, Inc. - Massachusetts

            c.    Park West Securities Corporation - Massachusetts

            d.    Park West Real Estate Investment Trust, Inc. - Delaware

            e.    New London Trust Financial Services Corporation - New
                  Hampshire

            f.    Cargill Mortgage Corporation

      2.    Westbank Capital Trust I - Delaware
            225 Park Avenue
            West Springfield, Massachusetts 01089